EXHIBIT 21.1

CORPORATE ORGANIZATIONAL STRUCTURE:

Zones, Inc., a Washington corporation, is the parent company of the following wholly owned subsidiaries:

1. Zones Corporate Solutions, Inc., a Washington corporation.

2. Corporate PC Source, Inc., an Illinois corporation.

3. Zones Government Solutions, a Washington corporation.